Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is executed as of this 12th day of January 2012 (“the Effective Date”), by and between Michael P. Lavelle (“Executive”) and School Specialty, Inc. (the “Company”).

RECITALS

The Company desires to employ Executive as its President and Chief Executive Officer, and Executive desires to be employed by the Company in such capacity, on the terms and conditions set forth herein.

As a result of Executive’s employment with the Company, Executive will have access to and be entrusted with valuable information about the Company’s business and customers, including trade secrets and confidential information; and

The parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by the Company.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive (jointly, the “Parties”), the Parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1.

Position and Duties. Executive shall be employed in the position of President and Chief Executive Officer of the Company and shall be subject to the authority of, and shall report to, the Company’s Board of Directors (the “Board”).  Executive’s duties and responsibilities shall include all those customarily attendant to the position of President and Chief Executive Officer, and such other duties and responsibilities as may be assigned from time to time by the Board.  In addition, Executive shall serve as an officer and/or member of the board of directors of an Affiliate of the Company (a “Related Company”, and jointly, “Related Companies”) to which he may be appointed or elected.  An “Affiliate” means an entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company, with control measured by the ability to vote a majority of the stock or other ownership interests in such entity.  Executive shall devote Executive’s entire business time, attention and energies exclusively to the business interests of the Company and Related Companies while employed by the Company, except as otherwise specifically approved in writing by the Board.

1.2.

Term of Employment. The Company employs Executive, and Executive accepts employment by the Company, for the period commencing on the Effective Date  and ending on June 30, 2015 (the “Employment Term”), subject to earlier termination as hereinafter set forth in Article III.  Upon the termination of Executive’s employment for any reason, he will be deemed to have resigned all of his positions with the Company and any Related Company as an officer or member of their respective boards of directors, including the Board.

1.3

Board Service.  Effective as of the first day of Executive’s employment with the Company, Executive will serve as a Class I member of the Board until the earlier of the next annual meeting of the Company or the termination of his employment with the Company for any reason.   Thereafter, for so long as he remains the President and Chief Executive Officer of the Company, he will be nominated to serve as a member of the Board.  Executive will be an employee director, and as such, he will not receive any additional compensation for serving as a member of the Board.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1

Base Salary.  During the Employment Term, the Company shall pay Executive in substantially equal monthly or more frequent installments, an annual salary of Six Hundred Twenty-Five Thousand Dollars ($625,000) (“Base Salary”), payable in accordance with the normal payroll practices and schedule of the Company.  Executive’s Base Salary shall be reviewed at least annually and may be increased at any time and from time to time as the Compensation Committee of the Board (the “Compensation Committee”) and the Board as required, in their sole discretion, shall deem appropriate. The term “Base Salary”, as utilized in this Agreement, shall refer to Base Salary as so increased.  Any increase in Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement.  Base Salary shall not be reduced at any time during the Employment Term, except with the consent of the Executive.  All amounts in this Agreement are stated prior to deductions for federal and state income and employment tax withholding.

2.2

Incentive Compensation.

(a)

In General.  During the Employment Term, Executive shall participate in annual incentive bonus plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and/or other long-term incentive compensation) offered by the Company to its senior executives.  Specifically, as regards the Company’s annual cash incentive bonus plan, Executive will commence participation for fiscal year 2013, and as regards long-term incentive compensation, Executive will commence participation with the annual grants made in fiscal year 2013.  The amount and type of grants, any vesting criteria and performance metrics for such compensation, as well as any other material terms, shall be determined by the Compensation Committee and the Board as required, in their sole discretion, after consultation with Executive.

(b)

Awards on First Day of Employment.  In addition to, and notwithstanding the foregoing, Executive shall receive the long-term incentive awards set out in Exhibits A, B and C hereto on the first date of employment by the Company.

2.3

 Other Benefits.

(a)

In General.  During the Employment  Term and subject to any limitation on participation provided by applicable law: (i) the Executive shall be entitled to participate in all applicable qualified and nonqualified retirement plans, practices, policies and programs of the Company to the same extent as other senior executives of the Company, and (ii) Executive and/or Executive’s family, as the case may be, shall be eligible for all applicable welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates, other than severance plans, practices, policies and programs, to the same extent as other senior executives of the Company.  Nothing herein shall be deemed to limit the Company’s ability to amend, terminate or otherwise change any of the referenced plans, practices, polices and programs at any time, and from time to time.

(b)

Paid Time Off.  During the Employment Term, Executive shall be entitled to 20 days of Paid Time Off per calendar year, which shall accrue in accordance with the Company’s policy. As used herein, “Paid Time Off” means sick days, personal days and vacation days.  Carryovers of Paid Time Off will be determined pursuant to the Company’s written policy.

(c)

Relocation Benefits.  In addition to those benefits provided in the Company’s relocation policy, Executive shall be entitled to such additional benefits as shall be agreed to between Executive and the Chair of the Compensation Committee, including, but not limited to, reimbursement to Executive for reasonable commuting expenses between Orlando, Florida and Appleton, Wisconsin until such time as Executive relocates his family to Appleton, Wisconsin, which shall be no later than June 30, 2012.  Any payment or reimbursement of any relocation expense shall be paid on or before the end of the calendar year following the calendar year in which such expense was incurred and the amount of relocation expenses eligible for payment or reimbursement during any calendar year may not affect the relocation expenses eligible for payment or reimbursement in any other calendar year.  Further, Executive may not liquidate or exchange the right to payment or reimbursement of relocation expenses for any other benefit.

2.4

Expense Reimbursement.  The Company shall pay or reimburse Executive for all reasonable out-of- pocket expenses incurred by Executive in the course of performing Executive’s duties for the Company in accordance with the Company’s reimbursement policies for senior executives as in effect from time to time. Executive shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may from time to time be required in accordance with such expense account or reimbursement policies that the Company may establish for its senior executives generally.  The Company’s obligation to pay or reimburse Executive for certain expenses will comply with the requirements set forth in Section 1.409A-3(i)(1)(iv) of the regulations (the “409A Regulations”), promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the requirement that the amount of expenses eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other taxable year.  Further, reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, as required by Section 1.409A-3(i)(1)(iv) of the 409A Regulations.

ARTICLE III

TERMINATION

3.1

Right to Terminate; Automatic Termination.  During the Employment Term, Executive’s employment may terminate for any of the reasons set out in paragraphs (a) through (e) hereof.

(a)

Termination by Death or Disability.  Executive’s employment and the Company’s obligations under this Agreement, except as provided in Section 3.2(a), below, shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death or a determination of Disability of Executive.  For purposes of this Agreement, “Disability” means the inability of Executive, due to a physical or mental impairment, to perform the essential functions of Executive’s job with the Company, with reasonable accommodation, for a period of 90 days (whether or not consecutive) in any consecutive 365-day period, as determined by a physician selected by the Company and Executive.  If the Company and Executive cannot agree on a physician, each party shall select a physician and the two physicians shall select a third who shall make the determination as to whether Executive meets the definition of Disability. Executive shall cooperate with any reasonable efforts to make such determination.  In the event Executive is unable to select a physician, such selection shall be made by his spouse, and if she is unable to select a physician, such selection shall be made by Executive’s legal representative.  Any such determination shall be conclusive and binding on the Parties.  Any determination of Disability under this Section 3.1(a) is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

(b)

Termination For Cause.  The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement, except as provided in Section 3.2(a), below, at any time for Cause (as defined below) by giving written notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “Cause” shall mean any of the following: (1) Executive has materially breached this Agreement, any other agreement to which Executive and the Company are parties, or any Company policy (including the Company’s policy against unlawful harassment), or has materially breached any other obligation or duty owed to the Company, including, but not limited to, Executive’s substantial failure or willful refusal to perform his duties and responsibilities to the Company; (2) Executive has committed gross negligence, willful misconduct or any violation of law in the performance of Executive’s duties for the Company; (3) Executive has taken any action substantially likely to result in discredit to or loss of business, reputation or goodwill of the Company; (4) Executive has failed to follow reasonable instructions from the Board concerning the operations or business of the Company; (5) Executive has been convicted of or plead nolo contendere to a felony or other crime, the circumstances of which substantially relate to Executive’s employment duties with the Company; (6) Executive has misappropriated funds or property of the Company or engaged in any material act of dishonesty; (7) Executive has attempted to obtain a personal profit from any transaction in which the Company has an interest, and which constitutes a corporate opportunity of the Company, or which is adverse to the interests of the Company, unless the transaction was approved in writing by the  Board after full disclosure of all details relating to such transaction.  For purposes of this Section 3.1(b), no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by the employee in bad faith.

(c)

Termination by Resignation.  Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, except as provided in Section 3.2(a), below, when Executive voluntarily terminates his employment with the Company other than with Good Reason (as described in Section 3.1(e), below), with ninety (90) days’ prior notice, or at such other earlier time as may be mutually agreed between the Parties following the provision of such notice.

(d)

Termination Without Cause.  The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement, except as provided in Section 3.2(b), below, at any time and for any reason.  Such termination shall be effective immediately upon the Company providing notice to Executive that he is terminated without Cause, or such other time thereafter as the Company shall designate.  If the Executive is employed by the Company at the end of the Employment Term, and the Employment Term is not extended beyond June 30, 2015, such non-extension shall be treated as a termination without Cause under this Section 3.1(d) and Executive’s termination date shall be June 30, 2015.

(e)

Termination By Executive With Good Reason.  Executive may terminate this Agreement with Good Reason, at which time Executive’s employment and all of the Company’s obligations under this Agreement shall terminate, except as provided in Section 3.2(b). “Good Reason” shall mean the occurrence of any of the following conditions without Executive’s written consent, provided that Executive shall provide notice to the Company of the existence of the condition within 90 days of the initial existence of such condition, the Company shall have 30 days from the date it receives the notice (the “Cure Period”) within which to cure such condition, and the Executive must terminate his employment within no more than 30 days after the expiration of the Cure Period if the Company does not cure the condition within the Cure Period: (A) a reduction in Executive’s title such that he is no longer President and Chief Executive Officer of the Company, (B) a material reduction in (i) Executive’s current level of Base Salary under Section 2.1 hereof or (ii) Executive’s incentive compensation under Section 2.2(a) hereof, or (C) a material breach by the Company of any material provision of this Agreement.

3.2

Obligations Upon Termination.

(a)

Section 3.1(a)-(c) Terminations. If Executive’s employment is terminated pursuant to Section 3.1(a) or (b), above, or if Executive resigns pursuant to Section 3.1(c), above, Executive or Executive’s estate shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination of employment, (ii) payment of any accrued but unused Paid Time-Off, consistent with the Company’s policy related to carryovers of unused time and applicable law, (iii) all vested benefits to which Executive is entitled under any benefit plans set forth in Section 2.3(a) hereof in accordance with the terms of such plans through the date employment terminates and (iv) reimbursement of expenses to which Executive may be entitled under Sections 2.3(c) and 2.4 hereof (collectively, the “Accrued Obligations”).  The treatment of Executive’s incentive compensation provided under Section 2.2 hereof shall be governed by the terms of the applicable plans or grant agreements, except as explicitly provided to the contrary pursuant to this Agreement.

(b)

Termination Without Cause or For Good Reason Prior to a Change in Control or After the Protected Period.

i.

Company Obligations.   If Executive’s employment is terminated pursuant to Section 3.1(d) or (e), above, prior to a Change in Control as defined in the Company’s 2008 Equity Incentive Plan (a “Change in Control”) or after the Protected Period as defined in Section 3.2(c), below, Executive shall have no further rights against the Company hereunder, except for the right to receive (i) the Accrued Obligations and (ii) Severance Payments, as defined below, but only for so long as Executive complies with the requirements of Articles IV, V, VI, VII, VIII, IX and X, below.  For purposes of this Agreement, “Severance Payments” means (A) twelve (12) months of Base Salary continuation, (B) a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination of employment occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum, and (C) reimbursement for that portion of the premiums paid by Executive to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees with family coverage (“COBRA Continuation Payments”) for twelve (12) months following the date employment terminates  (provided that Executive has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer, in which event Executive shall no longer be entitled to reimbursement), at the times provided in subsection (iii), below.  The treatment of Executive’s incentive compensation provided under Section 2.2 hereof shall be governed by the terms of the Company’s applicable plans or grant agreements, except as explicitly provided to the contrary pursuant to this Agreement.

ii.

Release Requirement.    Notwithstanding the foregoing, the Company shall not pay to Executive, and Executive shall not have any right to receive, the Severance Payments unless, on or before the forty-fifth (45th) day following the date of termination of employment, (1) Executive has executed and delivered to the Company a release of all employment-related claims against the Company, its Affiliates, successor companies, and their past and current directors, officers, employees and agents, in a form provided to Executive by the Company, and (2) the statutory rescission period for such release has expired.

iii.

Timing of Payment of Severance Payments.    Base Salary continuation shall commence on the first payroll date after the forty-fifth (45th)

day following the date of Executive’s termination of employment, provided that  (1) and (2) of Section 3.2(b)(ii) have been satisfied by such date, and shall be paid over a twelve (12) month period in accordance with the normal payroll practices and schedule of the Company.  The pro-rated annual incentive bonus payment shall be made at such time as other participants in the plan receive their payment, or, if later, on the forty-fifth (45th) day following the date of Executive’s termination of employment, provided that (1) and (2) of Section 3.2(b)(ii) have been satisfied by such date.  COBRA Continuation Payments shall be paid on a monthly basis after Executive has paid the applicable COBRA premium payment, provided that  (1) and (2) of Section 3.2(b)(ii) have been satisfied by such date, over a 12-month period.  Notwithstanding anything to the contrary contained in this Agreement, if (1) Employee is a “specified employee” within the meaning of Section 1.409A-1(i) of the 409A Regulations, and (2) the Severance Payments do not qualify for exemption from Section 409A under the short-term deferral exception to deferred compensation of Section 1.409A-1(b)(4) of the 409A Regulations, the separation pay plan exception to deferred compensation of  Section 1.409A-1(b)(9) of the 409A Regulations, or any other exception under the 409A Regulations, that portion of the Severance Payments not exempt from Section 409A of the Code shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (a) the day after the six-month anniversary of Employee’s termination of employment, or (b) Employee’s death.  Any payments delayed pursuant to the prior sentence shall be made in a lump sum, on the first business day after the six-month anniversary of Employee’s termination of employment along with interest thereon payable at the short-term applicable federal rate for monthly payments, as determined under Section 1274(d) of the Code, for the month in which Employee’s employment terminated.

iv.

Treatment of Severance Payments for Tax and Benefit Purposes.  The Severance Payments shall be treated as ordinary income and shall be reduced by any applicable income or employment taxes which are required to be withheld under applicable law, and all amounts are stated before any such deduction. Furthermore, the Severance Payments shall not be included as compensation for purposes of any qualified or nonqualified retirement or welfare benefit plan, program or policy of the Company.

(c)

Termination Without Cause or For Good Reason After a Change in Control and Prior to the Expiration of the Protected Period.

(i)

Company Obligations.   If Executive’s employment is terminated pursuant to Section 3.1(d) or (e), above, after a Change in Control that is a change in control for purposes of Section 409A of the Code and within two years after such Change in Control (the “Protected Period”), Executive shall have no further rights against the Company hereunder, except for the right to receive (i) the Accrued Obligations and (ii) CIC Severance Payments and Health Care Continuation, as defined below, but only for so long as Executive complies with the requirements of Articles IV, V, VI, VII, VIII, IX and X, below.  For purposes of this Agreement, “CIC Severance Payments” means (A) twenty-four (24) months of Base Salary in a lump sum and (B) a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination of employment occurs based on the target bonus for such fiscal year in a lump sum, at the times provided in subsection (iii).  The Company, its successor or such other entity that would be required to provide COBRA continuation coverage to “M&A qualified beneficiaries” shall provide group health benefits under that entity’s then-current group health plans for Executive and Executive’s spouse and dependents, if applicable, for up to twenty-four (24) months following Executive’s termination of employment on the same basis as if Executive had continued to be employed during that period (such continuation coverage hereinafter referred to as the “Health Care Continuation”), provided that (1) Executive timely pays the premiums toward the cost of such benefits that an active employee would be required to pay for the same benefits, and (2) Executive has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer.   The Health Care Continuation shall terminate on the earlier of the effective date of Executive’s health coverage from any other source or Executive’s eligibility to receive health coverage from any other employer of Executive.  Further, the COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the Health Care Continuation period.  In addition, the Health Care Continuation will be on an after-tax basis with the portion of the monthly cost of coverage paid by the Company (or another entity) being taxable income to Executive.  The treatment of Executive’s incentive compensation provided under Section 2.2 hereof shall be governed by the terms of the Company’s applicable plans or grant agreements, except as explicitly provided to the contrary pursuant to this Agreement.

(ii)

Release Requirement.  Notwithstanding the foregoing, the Company shall not pay to Executive, and Executive shall not have any right to receive, the CIC Severance Payments or Health Care Continuation unless, on or before the forty-fifth (45th) day following the date of termination of employment, (1) Executive has executed and delivered to the Company a release of all employment-related claims against the Company, its Affiliates, successor companies, and their past and current directors, officers, employees and agents, in a form provided to Executive by the Company, and (ii) the statutory rescission period for such release has expired.

(iii)

Timing of Payment of CIC Severance Payments.    The lump sum payment of twenty-four (24) months of Base Salary and the pro-rated annual incentive payment shall be made on the forty-fifth (45th) day following the date of Executive’s termination of employment, provided that (1) and (2) of Section 3.2(c)(ii) have been satisfied by such date.  Notwithstanding anything to the contrary contained in this Agreement, if (1) Employee is a “specified employee” within the meaning of Section 1.409A-1(i) of the 409A Regulations, and (2) the CIC Severance Payments do not qualify for exemption from Section 409A under the short-term deferral exception to deferred compensation of Section 1.409A-

1(b)(4) of the 409A Regulations, the separation pay plan exception to deferred compensation of Section 1.409A-1(b)(9) of the Treasury Regulations, or any other exception under the 409A Regulations, that portion of the CIC Severance Payments not exempt from Section 409A of the Code shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (a) the day after the six-month anniversary of Employee’s termination of employment, or (b) Employee’s death.  Any payments delayed pursuant to the prior sentence shall be made in a lump sum, on the first business day after the six-month anniversary of Employee’s termination of employment along with interest thereon payable at the short-term applicable federal rate for monthly payments, as determined under Section 1274(d) of the Code, for the month in which Employee’s employment terminated.

(iv)

Treatment of CIC Severance Payments for Tax and Benefit Purposes.  The CIC Severance Payments shall be treated as ordinary income and shall be reduced by any applicable income or employment taxes which are required to be withheld under applicable law, and all amounts are stated before any such deduction. Furthermore, the CIC Severance Payments shall not be included as compensation for purposes of any qualified or nonqualified retirement or welfare benefit plan, program or policy of the Company.

(d)

Parachute Payments.  Notwithstanding anything contained in this Agreement to the contrary, the Company, based on the advice of its legal or tax counsel, shall compute whether there would be any “excess parachute payments” payable to Executive, within the meaning of Section 280G of the Code, taking into account the total ‘‘parachute payments,” within the meaning of Section 280G of the Code, payable to Executive by the Company under this Agreement and any other plan, agreement or otherwise.  If there would be any excess parachute payments, the Company, based on the advice of its legal or tax counsel, shall compute the net after-tax proceeds related to such parachute payments, taking into account the excise tax imposed by Section 4999 of the Code, as if (i) such parachute payments were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the “base amount” as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the full amount of such parachute payments were not reduced.  If reducing the amount of such parachute payments otherwise payable would result in a greater after-tax amount to Executive, such reduced amount shall be paid to Executive and the remainder shall be forfeited as of the date Executive’s employment terminates.  If not reducing such parachute payments otherwise payable would result in a greater after-tax amount to Executive, then such parachute payments shall not be reduced.  If such parachute payments are reduced pursuant to the foregoing, they will be reduced in the following order:  first, by reducing any cash severance payments, then by reducing any fringe or other severance benefits, and finally by reducing any payments or benefits otherwise payable with respect to, or measured by, the Company’s common stock (including without limitation by eliminating accelerated vesting, in each case starting with the installment or tranche last eligible to become vested absent the occurrence of the Change in Control).  Notwithstanding the foregoing, to the extent the parties agree that any of the foregoing amounts are not parachute payments, such amounts shall not be reduced.  To the extent the parties cannot agree as to whether any of the payments are in fact parachute payments, the parties will designate, by mutual agreement, an unrelated third-party with tax expertise to make the determination.  Notwithstanding any provision of this Section 3.2(d) to the contrary, no amount shall be subject to reduction pursuant to this Section 3.2(d) to the extent the reduction would result in a violation of any applicable law.

ARTICLE IV

CONFIDENTIALITY

4.1

Confidentiality Obligations. Executive will not, during the term of Executive’s employment, directly or indirectly use or disclose any Confidential Information or Trade Secrets except in the interest and for the benefit of the Company. After the end, for any reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Trade Secrets.  For a period of twenty-four (24) months following the end, for any reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information.  Executive further agrees not to use or disclose at any time information received by the Company from others except in accordance with the Company’s contractual or other legal obligations; the Company’s Customers are third party beneficiaries of this obligation.

4.2

Definitions.

(a)

Trade Secret.  The term “Trade Secret” has that meaning set forth under the Uniform Trade Secrets Act or, if the definition in Wisconsin law varies from that in the Uniform Trade Secrets Act at the time of such determination, Wisconsin law.  The term includes, but is not limited to, all computer source code and/or related data created by or for the Company or a Related Company.

(b)

Confidential Information.  The term “Confidential Information” means all non-Trade Secret or proprietary information of the Company which has value to the Company and which is not known to the public or the Company’s competitors, generally. Confidential Information includes, but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, operational methods, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies, plans and techniques, pricing strategies, information relating to sources of materials and production costs, purchasing and accounting information, personnel information and all business records; (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential.

(c)

Exclusions.  Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the

Company; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis outside the scope of Executive’s employment without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of Executive’s employment without use of Confidential Information or Trade Secrets.

(d)

Company.  For all purposes of this Article IV, references to the Company also refer to all Related Companies.

ARTICLE V

NON-COMPETITION

5.1

Restrictions on Competition During Employment.  During the term of Executive’s employment with the Company, Executive shall not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert any Customer’s business from the Company anywhere the Company does or is taking steps to do business.

5.2

Post-Employment Non-Solicitation of Restricted Customers.  For twelve (12) months (or for twenty-four (24) months where any CIC Severance Payments are governed by Section 3.2(c) of this Agreement) following termination of Executive’s employment with the Company for any reason, Executive agrees not to directly or indirectly solicit or attempt to solicit any business from any Restricted Customer in any manner which competes with the services or products offered by the Company in the twelve (12) months preceding termination of Executive’s employment with the Company, or to directly or indirectly divert or attempt to divert any Restricted Customer’s business from the Company.

5.3

Post-Employment Restricted Services Obligation.  For twelve (12) months (or for twenty-four (24) months where any CIC Severance Payments are governed by Section 3.2(c) of this Agreement) following termination of Executive’s employment with the Company, for any reason, Executive agrees not to provide Restricted Services to any Competitor in any geographic area in which the Company sold pre-kindergarten through 12th grade educational products and services during the twelve (12) month period preceding termination of Executive’s employment. During such twelve (12) month (twenty-four (24) months where any CIC Severance Payments are governed by Section 3.2(c) of this Agreement) period, Executive also will not provide any Competitor with any advice or counsel concerning the provision of Restricted Services anywhere in such geographic area.

5.4

Definitions.

(a)

Customer.  The term “Customer” means any individual or entity for whom/which the Company has provided services or products or made a proposal to perform services or provide products.

(b)

Restricted Customer.  The term “Restricted Customer” means any individual or entity (i) for whom/which the Company provided services or products and (ii) with whom/which Executive had direct contact on behalf of the Company or about whom/which Executive acquired non-public information in connection with Executive’s employment by the Company during the twenty-four (24) months preceding the end, for any reason, of Executive’s employment with the Company; provided, however, that the term “Restricted Customer” shall not include any individual or entity who/which, through no direct or indirect act or omission of Executive, has terminated its business relationship with the Company.

(c)

Restricted Services.  The term “Restricted Services” means services of any kind or character comparable to those Executive provided to the Company during the twelve (12) months preceding the termination of Executive’s employment with the Company relating to pre-kindergarten through 12th grade educational products and services of the type sold by the Company within any geographic area in which the Company engaged in the sale of such products or services within the last twelve (12) month period preceding termination of Executive’s employment.

(d)

Competitor.  The term “Competitor” means any business which is engaged in the sale of pre-kindergarten through 12th grade educational products and services of the type sold by the Company within any geographic area in which the Company engaged in the sale of such products or services within the twelve (12) month period preceding termination of Executive’s employment.

(e)

Company.  For all purposes of this Article V, references to the Company also refer to all Related Companies.

ARTICLE VI

BUSINESS IDEA RIGHTS

6.1

Assignment.  The Company will own, and Executive hereby assigns to the Company and agrees to assign to the Company, all rights in all Business Ideas which Executive originates or develops whether alone or working with others while Executive is employed by the Company.  All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by United States Copyright Law.

6.2

Definition of Business Ideas.  The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates or develops, either alone or jointly with others while Executive is employed by the Company and which are (i) related to any business known to Executive to be engaged in or contemplated by the Company; (ii) originated or developed during Executive’s working hours; or (iii) originated or developed in whole or in part using materials, labor, facilities or equipment furnished by the Company.

6.3

Disclosure.  While employed by the Company, Executive will promptly disclose all Business Ideas to the Company.

6.4

Execution of Documentation.  Executive, at any time during or after the term of Executive’s employment with the Company, will promptly execute all documents which the

Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

6.5

Definition of Company.  For all purposes of this Article VI, references to the Company also refer to all Related Companies.

ARTICLE VII

NON-SOLICITATION OF EMPLOYEES

During the term of Executive’s employment with the Company and for twelve (12) months (or for twenty-four (24) months where any CIC Severance Payments are governed by Section 3.2(c) of this Agreement) thereafter, Executive shall not directly or indirectly encourage any Company employee to terminate employment with the Company or solicit such an individual for employment outside the Company in any manner which would end or diminish that employee’s services to the Company.  For all purposes of this Article VII, references to the Company also refer to all Related Companies.

ARTICLE VIII

EMPLOYEE DISCLOSURES AND ACKNOWLEDGMENTS

8.1

Confidential Information of Others.  Executive warrants and represents to the Company that Executive is not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, which would conflict or prohibit Executive from fully carrying out Executive’s duties as described under the terms of this Agreement. Further, Executive warrants and represents to the Company that Executive has not and will not retain or use, for the benefit of the Company, any confidential information, records, trade secrets, or other property of a former employer.

8.2

Scope of Restrictions.  Executive acknowledges that during the course of Executive’s employment with the Company, Executive will gain knowledge of Confidential Information and Trade Secrets of the Company and Related Companies.  Executive acknowledges that the Confidential Information and Trade Secrets of the Company and Related Companies are necessarily shared with Executive on a routine basis in the course of performing Executive’s job duties and that the Company and Related Companies have a legitimate protectable interest in such Confidential Information and Trade Secrets, and in the goodwill and business prospects associated therewith.  Executive acknowledges that the Company and Related Companies sell pre-kindergarten through 12th grade educational products and services to all states in the United States and in Canada.  Accordingly, Executive acknowledges that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the business, goodwill and property rights of the Company and Related Companies, and that the restrictions imposed will not prevent Executive from earning a living in the event of, and after, the end, for any reason, of Executive’s employment with the Company.

8.3

Prospective Employers. Executive agrees, during the term of any restriction contained in Articles IV, V, VI, VII, VIII, IX and X of this Agreement, to disclose this Agreement to any entity which offers employment to Executive.  Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Executive’s potential employers.

8.4

Third Party Beneficiaries. All Related Companies are  third party beneficiaries with respect to Executive’s performance of Executive’s duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Company and any
Related Company, enjoying the benefits thereof, may enforce this Agreement directly against Executive.

8.5

Survival. The Covenants set forth in Articles IV, V, VI, VII, VIII, IX and X of this Agreement shall survive the termination of this Agreement.

8.6

Injunctive Relief.  Executive acknowledges that the services to be rendered by Executive hereunder are of a special, unique, and extraordinary character and, in connection with such services, Executive will have access to Confidential Information and Trade Secrets that are vital to the Company’s and the Related Companies’ business.  Executive consents and agrees that, in the event of the breach or a threatened breach by Executive of any of the provisions of this Agreement, the Company and the Related Companies would sustain irreparable harm and that damages at law would not be an adequate remedy for a violation of this Agreement, and, in addition to any other rights or remedies that the Company and the Related Companies may have under this Agreement, common or statutory law or otherwise, the Company and Related Companies shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction enforcing this Agreement and/or restraining Executive from committing, threatening to commit, or continuing any violation of this Agreement (in each case without posting a bond or other security), including, but not limited to, restraining Executive from disclosing, using for any purpose, selling, transferring, or otherwise disposing of, in whole or in part, any Confidential Information.  In addition, in the event of a breach or violation by Executive of the provisions of Articles IV, V and VII, the number of months set forth therein that relate to the term of the provisions shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.  Nothing contained herein shall be construed as prohibiting the Company or the Related Companies from pursuing any other remedies available to it for any breach or threatened breach of any provision of this Agreement, including, but not limited to, the recovery of damages, costs, and fees, including the recovery of any prior Severance Payments or CIC Severance Payments made to Executive.

ARTICLE IX

RETURN OF RECORDS

Upon the end, for any reason, of Executive’s employment with the Company, or upon request by the Company at any time, Executive shall immediately return to the Company all documents, records, equipment (including computers, laptops, tablet computers, cell phones and other such equipment (“Electronic Equipment”)) and materials belonging and/or relating to the Company (except Executive’s own personnel and wage and benefit materials relating solely to Executive and Executive’s personal Electronic Equipment which is not owned by the Company), and all copies of all such materials. Upon the end, for any reason, of Executive’s employment with the Company, or upon request of the Company at any time, Executive further agrees to destroy such records maintained by Executive on Executive’s personally-owned Electronic Equipment, which destruction Company may reasonably confirm.

ARTICLE X

NONDISPARAGEMENT

Executive agrees that Executive will not, at any time (whether during or after the Employment Term), publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company and any Related Company and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns, except as required by law, rule or regulation.  The Company agrees to instruct its executive officers and directors to refrain from publishing or communicating to any person or entity any Disparaging remarks, comments or statements concerning the Executive during or after the Employment Term, except as required by law, rule or regulation.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

ARTICLE XI

MISCELLANEOUS

11.1

Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile, electronic mail or prepaid overnight courier to the parties at the addresses set forth below (or such other address as shall be specified by the parties by like notice pursuant to this Section 11.1):

To the Company:

School Specialty, Inc.

W6316 Design Drive

P.O. Box 1579

Appleton WI 54912-1579

Attention:  Chief Human Resources Officer

Fax: 1-920-882-5863

Email:  rachel.mckinney@schoolspecialty.com

With a copy to:

Godfrey & Kahn, S.C.

780 N. Water St.

Milwaukee, WI  53202

Attention:  Dennis F. Connolly

       Debra S. Koenig

Fax:  1-414-273-5198

Email:  dconnoll@gklaw.com

 dkoenig@gklaw.com

And :

Franzoi & Franzoi, S.C.

514 Racine Street

Menasha, WI  54952

Attention:  Joseph F. Franzoi IV

Fax:  1-920-725-0998

Email:  jffiv@franzoi.com

To Executive:

Michael  P. Lavelle

8402 Lake Burden Circle

Windermere, FL  34786

Email:  mikelavelle@hotmail.com

With a copy to:

Joyce Ackerbaum Cox

Baker Hostetler

200 S. Orange Avenue, Ste 2300

Orlando, FL 32801

Fax: 407 841 0168

E-mail: jacox@bakerlaw.com

Such notices and communications shall be deemed given upon personal delivery or receipt at the address, facsimile or email account of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

11.2

Entire Agreement; Amendment; Waiver.  This Agreement (including any documents referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter contemplated hereby.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.3

Headings.  The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

11.4

Attorneys’ Fees; Expenses.  Each party hereto shall bear and pay all of the respective fees, expenses and disbursements of their agents, representatives, accountants and counsel incurred in connection with negotiating this Agreement.  In a dispute between the Parties concerning the subject matter of this Agreement, including a dispute whether Executive has breached the terms of Articles IV, V, VI, VII, VIII, IX, or X, above, the reasonable attorneys’ fees, expenses and costs incurred by the prevailing party shall be paid by the other party to the prevailing party within thirty (30) days after conclusion of the litigation including any appeals.

11.5

Waiver of Breach.  The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

11.6

Severability.  If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein.

11.7

Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of Wisconsin, without regard to its conflict of laws principles.

11.8

Future Cooperation.  Executive agrees that, during his employment and following the termination of Executive’s employment for any reason, Executive will cooperate with requests by the Company to assist in the defense or prosecution of any lawsuits or claims in which the Company, any Related Company or its officers, directors or employees may be or become involved and in connection with any internal investigation or administrative, regulatory or judicial proceeding, in each case which relates to matters occurring while Executive was employed by the Company, at such times and at such places as shall be mutually convenient for Executive and the Company, taking into account any employment commitments which Executive then has.  Executive shall be compensated by the Company at a rate comparable to that which he earned while an employee of the Company or that which he is currently earning, whichever is greater; provided, however, that Executive shall not be paid for such future cooperation during such time as Executive is receiving Severance Payments or CIC Severance Payments pursuant to Section 3.2(b) or 3.2(c) of this Agreement, respectively.

11.9

Compliance with Section 409A of the Code and the 409A Regulations.  This Agreement shall be interpreted and administered in compliance with Section 409A of the Code, the 409A Regulations and any authority promulgated thereunder.  Any term used in this Agreement which is defined in Code Section 409A or the 409A Regulations shall have the meaning set forth therein unless otherwise specifically defined herein.  Any obligations under this Agreement that arise in connection with the Executive’s “termination of employment”, “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of Section 1.409A-1(h) of the 409A Regulations.  Notwithstanding any other provision of this Agreement, if at the time of the termination of the Executive’s employment, the Executive is a “specified employee,” as defined in Section 409A or the 409A Regulations, and any payments upon such termination under this Agreement hereof will result in additional tax or interest to the Executive under Code Section 409A, Executive will not be entitled to receive such payments until the date which is six (6) months after the termination of the Executive’s employment for any reason, other than as a result of the Executive’s death or disability (as such term is defined in Code Section 409A or the 409A Regulations).

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

EXECUTIVE:

/s/ Michael P. Lavelle
Michael P. Lavelle

Date:	January 12, 2012

SCHOOL SPECIALTY, INC.:

By:	/s/ Terry L. Lay

Title:	Chairman of the Board

Date:	January 12, 2012

Exhibit A

SCHOOL SPECIALTY, INC.

2008 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

School Specialty, Inc. (the “Company”) has granted you an option (the “Option”) under its 2008 Equity Incentive Plan (the “Plan”).  The Option lets you purchase a specified number of shares of the Common Stock (the “Option Shares”), at a specified price per share (the “Exercise Price”).

Schedule I to this Agreement provides the details for your grant.  It specifies the number of Option Shares, the Exercise Price, the Date of Grant, the latest date the Option will expire (the “Term Expiration Date”), and any special rules that apply to your Option.  Schedule I also specifies that the Company intends this Option to be a nonqualified stock option (“NQSO”), not subject to the rules contained in Code Section 422.

The Option is subject in all respects to the applicable provisions of the Plan.  This Agreement does not cover all of the rules that apply to the Option under the Plan, and the Plan defines any terms in this Agreement that the Agreement does not define.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to each Option:

Option

While your Option remains in effect under the Expiration section below,

Exercisability

you may exercise any exercisable portions of that Option (and buy the Option Shares) under the timing rules Schedule I specifies under “Option Exercisability Provisions.”

Method of

Subject to this Agreement and the Plan, you may exercise the Option only

Exercise and

by providing a written notice (or notice through another previously

Payment for

approved method, which could include a voice- or e-mail system) to

Shares

the Assistant Secretary of the Company or to whomever the Administrator designates, on or before the date the Option expires.  Each such notice must satisfy whatever procedures then apply to the Option and must contain such representations (statements from you about your situation) as the Company requires.  You must, at the same time, pay the Exercise Price using one or more of the methods described below.  Please note that until the Company notifies you otherwise, or unless you indicate otherwise on your notice of option exercise, all exercises of the Option will be done or a “Net Exercise” basis, which is the preferred method under the Plan.

Net Exercise

The Company delivers the number of shares to you that equals the number of Option Shares for which the Option was exercised, reduced by the number of whole shares of common stock with a Fair Market Value on the date of exercise equal to the Exercise Price and the minimum tax withholding required by law; to the extent the combined value of the whole shares of common stock, valued at their Fair Market Value on the date of exercise, is not sufficient to equal the Exercise Price and minimum tax withholding obligation, the Company will withhold the additional amount from your next pay check, or if you are not employed by the Company, you must pay the additional amount in cash to the Company before delivery of the shares will be made to you;

Cashless

an approved cashless exercise method, including directing

Exercise

the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under the Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and any required tax withholdings (at the minimum required level); or

Cash/Check

cash, a cashier’s or certified check in the amount of the Exercise Price, and any required tax withholdings, payable to the order of the Company.

Expiration

You cannot exercise the Option after it has expired.  The Option will expire no later than the close of business on the Term Expiration Date shown on Schedule I. The “Option Expiration Rules” in Schedule I provide the circumstances under which the Option will terminate before the Term Expiration Date because of, for example, your termination of employment.  The Administrator can override the expiration provisions of Schedule I.

Compliance

You may not exercise the Option if the Company’s issuing stock upon with Law

such exercise would violate any applicable federal or state securities laws or other laws or regulations.  You may not sell or otherwise dispose of the Option Shares in violation of applicable law.  As part of this prohibition, you may not use the Cashless Exercise method if the Company’s insider trading policy then prohibits you from selling to the market.

Additional

The Company may postpone issuing and delivering any Option Shares

Conditions

for so long as the Company determines to be advisable to satisfy the to Exercise

following:

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death or Disability (as defined in Schedule I) is authorized and entitled to do so;

your complying with any requests for representations under the Plan; and

your complying with any federal or state tax withholding obligations.

Additional

If you exercise the Option at a time when the Company does not have a

Representations

current registration statement (generally on Form S-8) under the from You

Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you.  You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on

Nothing in this Agreement restricts the Company’s rights or those of any

Employment

of its affiliates to terminate your employment or other relationship at any or Other

time, with or without cause.  The termination of employment or other

Relationship

relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Not a Shareholder

You understand and agree that the Company will not consider you a shareholder for any purpose with respect to any of the Option Shares until you have exercised the Option, paid for the shares, and received evidence of ownership.

Adjustments

Any adjustments made pursuant to Section 15 of the Plan shall be made in such a manner as to ensure that, after such adjustment, the Option either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A and the Committee shall not have the authority to make any adjustments pursuant to Section 15 of the Plan to the extent that the existence of such authority would cause the Option to be subject to Code Section 409A.

Governing Law

The laws of the State of Wisconsin will govern all matters relating to this
Agreement, without regard to the principles of conflict of laws, except to the extent superseded by the laws of the United States of America.

Notices

Any notice you give to the Company must follow the procedures then in effect.  If no other procedures apply, you must deliver your notice in writing by hand or by mail to the office of the Corporate Assistant Secretary.  If mailed, you should address it to the Company’s Corporate Assistant Secretary at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice.  The Company will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records.  You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

Plan Governs

Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

SCHOOL SPECIALTY, INC.

OPTIONEE ACKNOWLEDGMENT

I acknowledge that I have received a copy of the Plan.  I represent that I have read and am familiar with the Plan’s terms.  By signing where indicated on Schedule I, I accept the Option subject to all of the terms and provisions of this Agreement and the Plan, as the Plan may be amended in accordance with its terms.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Option.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE OPTION OR THE SECURITIES THAT MAY BE PURCHASED UPON EXERCISE OF THE OPTION WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO SCHOOL SPECIALTY, INC. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO SCHOOL SPECIALTY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

 Grant No. 1153

SCHOOL SPECIALTY, INC.
2008 EQUITY INCENTIVE PLAN STOCK OPTION AGREEMENT

Schedule I

Optionee Information:

Name:

Michael P. Lavelle

Option Information:

Option Shares: 250,000

Exercise Price per Share: $________

Date of Grant: January 12, 2012

Term Expiration Date:  January 12, 2022

Type of Option:  NQSO

Option Vesting Provisions

This Option will vest as to one-fourth of the Option Shares on the date the Average Trading Price equals or exceeds $5.00, as to one-fourth of the Option Shares on the date the Average Trading Price equals or exceeds $10.00, as to one-fourth of the Option Shares on the date the Average Trading Price equals or exceeds $15.00 and as to one-fourth of the Option Shares on the date the Average Trading Price equals or exceeds $20.00.

The term “Average Trading Price” means the average of the average daily high and low sales prices of a share of Common Stock on the Nasdaq Stock Market during any 30 consecutive trading day period, or in the case of a Change in Control, the cash purchase price or fair market value of non-cash consideration to be paid in connection with the Change in Control.

Option Exercisability Provisions

No portion of this Option may be exercised until such portion vests.  In addition, this Option may not be exercised prior to the first anniversary of the Date of Grant.  On and after the first anniversary of the Date of Grant and prior to the second anniversary of the Date of Grant, this Option will be exercisable as to no more than 83,333 vested Option Shares, assuming you have been continuously employed by the Company since the Date of Grant on the first anniversary of the Date of Grant.  On and after the second anniversary of the Date of Grant and prior to the third anniversary of the Date of Grant, this Option will be exercisable as to no more than an additional 83,333 vested Option Shares, assuming you have been continuously employed by the Company since the Date of Grant on the second anniversary of the Date of Grant.  On and after the third anniversary of the Date of Grant, this Option will be exercisable as to no more than an additional 83,334 vested Option Shares, assuming you have been continuously employed by the Company since the Date of Grant on the third anniversary of the Date of Grant. If any portion of this Option has not vested as of the third anniversary of the Date of Grant, such portion will become exercisable on the date on which such portion vests, assuming you have been continuously employed by the Company since the Date of Grant on the third anniversary of the Date of Grant.  Any unexpired portions of your Option that have previously vested will become fully exercisable upon termination of your employment pursuant to Section 3.1(d) of the Employment Agreement between the Company and you dated as of January 12, 2012 (the “Employment Agreement”) or due to your death or Disability.  In addition, any unexpired portions of the Option that have previously vested or will vest as a result of a Change in Control will become fully exercisable upon the occurrence of a Change in Control.

For purposes of this Schedule, the term “Disability” has the same meaning ascribed to such term in the Employment Agreement.

Option Expiration Rules

Any unvested portions of the Option will expire immediately after you cease to be employed by the Company. Any vested and exercisable portions of the Option will remain exercisable until the earliest of the following to occur, and then immediately expire:

•

on the 90th day after termination of employment pursuant to Section 3.1(c), 3.1(d) or 3.1(e) of the Employment Agreement

•

termination of your employment pursuant to Section 3.1(b) of the Employment Agreement

•

the earlier of (i) the first anniversary of your termination of employment due to a Disability and (ii) 30 days after you cease to have a Disability that resulted in the termination of your employment

•

the second anniversary of the termination of your employment due to your death

•

a violation by you of Articles IV, V, VI, VII, VIII, IX or X of the Employment Agreement

•

the Term Expiration Date

Employee By: Michael P. Lavelle Date: January 12, 2012	SCHOOL SPECIALTY, INC. By: Title: Chief Financial Officer Date: January 12, 2012

Exhibit B

SCHOOL SPECIALTY, INC.

STOCK OPTION AGREEMENT

School Specialty, Inc. (the “Company”) has granted you an option (the “Option”) pursuant to this Stock Option Agreement (the “Agreement”).  The Option lets you purchase a specified number of shares of the Company’s common stock (the “Option Shares”), at a specified price per share (the “Exercise Price”).  The Exercise Price per Option Share is 100% of the Fair Market Value of the Company’s common stock, $0.0001 par value (“Common Stock”), on the Date of Grant set forth in Schedule I.  The “Fair Market Value” of the Common Stock is the closing sale price of the Common Stock on the NASDAQ Stock Market as reported in the Midwest Edition of the Wall Street Journal or other authoritative source on the indicated date.  If no sales of Common Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange, or, failing any such sales, such other market price as the Board of Directors of the Company (“Board”) or the Compensation Committee of the Board may determine in conformity with pertinent law and regulations of the Treasury Department.

Schedule I to this Agreement provides the details for your grant.  It specifies the number of Option Shares, the Exercise Price, the Date of Grant, the latest date the Option will expire (the “Term Expiration Date”), and any special rules that apply to your Option.  Schedule I also specifies that the Company intends this Option to be a nonqualified stock option (“NQSO”), not subject the rules contained in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”).  References to the Agreement also include Schedule I, unless the context provides otherwise.

The following terms and restrictions apply to the Option:

Administrator

The Agreement, and the Option contained therein, shall be administered by the Compensation Committee of the Board (the “Administrator”).  The Administrator shall have full and exclusive power to administer and interpret the Agreement and to grant waivers to restrictions that govern the Option.  All determinations made by the Administrator shall be binding and conclusive as regards the Company, you, and any other interested persons, including your beneficiaries.

Option

While your Option remains in effect under the Expiration section below,

Exercisability

you may exercise any exercisable portions of that Option (and buy the Option Shares) under the timing rules Schedule I specify under “Option Exercisability Provisions.”

Method of

Subject to this Agreement, you may exercise all or part of the Option (in

Exercise and

whole shares only) by providing a written notice (or notice through another

Payment for Shares

previously approved method, which could include a voice- or e-mail system) to the Assistant Secretary of the Company or to whomever the Administrator designates, on or before the date the Option expires.  Each such notice must satisfy whatever procedures then apply to the Option and must contain such representations (statements from you about your situation) as the Company requires.  You must, at the same time, pay the Exercise Price using one or more of the methods described below.  Please note that until the Company notifies you otherwise, or unless you indicate otherwise on your notice of option exercise, all exercises of the Option will be done or a “Net Exercise” basis.

Net Exercise

The Company delivers the number of shares to you that equals the number of Option Shares for which the Option was exercised, reduced by the number of whole shares of common stock with a Fair Market Value on the date of exercise equal to the Exercise Price and the minimum tax withholding required by law; to the extent the combined value of the whole shares of common stock, valued at their Fair Market Value on the date of exercise, is not sufficient to equal the Exercise Price and minimum tax withholding obligation, the Company will withhold the additional amount from your next pay check, or if you are not employed by the Company, you must pay the additional amount in cash to the Company before delivery of the shares will be made to you;

Cashless

an approved cashless exercise method, including directing

Exercise

the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under the Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and any required tax withholdings (at the minimum required level); or

Cash/Check

cash, a cashier’s or certified check in the amount of the Exercise Price, and any required tax withholdings, payable to the order of the Company.

Tax Withholding

The Company shall have the right to deduct applicable federal and state income and employment taxes upon the exercise of all or any portion of the Option, but in no event in excess of the minimum withholding required by law.  If the Option is exercised using the Net Exercise method referenced above, the minimum level of tax withholding shall be satisfied for purposes of this paragraph, provided payment for the fractional share, if any, is made in accordance with the Net Exercise paragraph set forth above.

Other Benefit and

Payments and other benefits received by you pursuant to this Agreement shall

Compensation

not be deemed a part of your regular, recurring compensation for purposes of the

Programs

termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any employee benefit plan, contract or similar arrangement, unless the Administrator expressly determines otherwise.

Death or Disability

If you die, your estate or beneficiaries shall have the period of time specified in Schedule I within which to exercise any portion of the Option which is then exercisable pursuant to the terms of this Agreement.  Rights to the Option shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by you; if none, then (b) to your legal representative; if none, then (c) to the persons entitled thereto as determined by applicable law or, absent applicable law, a court of competent jurisdiction.  If you have a Disability, as defined in Schedule I hereto, the Option shall be exercisable for the period of time specified in Schedule I.  The Option may be exercised by you, if legally competent, or a legally designated guardian or representative if you are legally incompetent by reason of such Disability.  After your death or Disability, the Administrator may, in its sole discretion at any time, (1) terminate any restrictions in this Agreement, (2) accelerate vesting or (3) extend the exercise period except to the extent such extension is treated as an extension for purposes of Code Section 409A.

Expiration

You cannot exercise the Option after it has expired.  The Option will expire no later than the close of business on the Term Expiration Date shown on Schedule I. The “Option Expiration Rules” in Schedule I provide the circumstances under which the Option will terminate before the Term Expiration Date because of, for example, your termination of employment.  The Administrator can override the expiration provisions of Schedule I.

Compliance

You may not exercise the Option if the Company’s issuing stock upon with Law

such exercise would violate any applicable federal or state securities laws or other laws or regulations.  You may not sell or otherwise dispose of the Option Shares in violation of applicable law.  As part of this prohibition, you may not use the Cashless Exercise method if the Company’s insider trading policy then prohibits you from selling to the market.

Additional

The Company may postpone issuing and delivering any Option Shares

Conditions

for so long as the Company determines to be advisable to satisfy the to Exercise

following:

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death or Disability is authorized and entitled to do so; and

your complying with any federal or state tax withholding obligations.

Additional

If you exercise the Option at a time when the Company does not have a

Representations

current registration statement (generally on Form S-8) under the from You

Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you.  You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on

Nothing in this Agreement restricts the Company’s rights or those of any

Employment

of its affiliates to terminate your employment or other relationship at any or Other

time, with or without Cause, as defined in Schedule I.  The termination of any

Relationship

employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under this Agreement and any applicable employment or severance agreement or plan.

Not a Shareholder

You understand and agree that the Company will not consider you a shareholder for any purpose with respect to any of the Option Shares until you have exercised the Option, paid for the shares, and received evidence of ownership.

Nonassignability

Except in the case of your death or Disability, as set forth above, or in this paragraph, the Option is not assignable or transferable, or payable to or exercisable by anyone other than you.  Notwithstanding the foregoing, the Administrator may permit the Option to be transferred to members of your immediate family, to trusts for the benefit of you and/or your immediate family members, or to partnerships or other entities in which you and/or your immediate family members own all the equity interests.  For purposes of the preceding sentence, “immediate family” means your spouse, issue and spouse of your issue.

Adjustments

In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event, the Administrator shall adjust proportionally (a) the number of shares of Common Stock covered by the Option and (b) the per share Exercise Price.  In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Administrator, including adjustments to avoid fractional shares, shall be made to give proper effect to such event.  In the event of a merger, consolidation, statutory share exchange, acquisition of property or stock, separation, sale or disposition of all or substantially all of the assets, reorganization or liquidation, the Administrator shall be authorized to (A) issue or assume the Option, whether or not in a transaction to which Code Section 424(a) applies, by means of substitution of a new award for the Option or an assumption of the Option or (B) convert the Option, if in-the-money, into cash on a basis to be determined by the Administrator in its sole discretion, and cancel the Option if it is underwater.  Any such adjustment, waiver, conversion or other action taken by the Administrator under this paragraph shall be conclusive and binding on you, the Company and your respective successors, assigns and beneficiaries.

Any adjustments made pursuant to the paragraph above shall be made in such a manner as to ensure that, after such adjustment, the Option either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A and the Administrator shall not have the authority to make any adjustments pursuant to the paragraph above to the extent that the existence of such authority would cause the Option to be subject to Code Section 409A.

Governing Law

The laws of the State of Wisconsin will govern all matters relating to this Agreement, without regard to the principles of conflict of laws, except to the extent superseded by the laws of the United States of America.

Notices

Any notice you give to the Company must follow the procedures then in effect.  If no other procedures apply, you must deliver your notice in writing by hand or by mail to the office of the Corporate Assistant Secretary.  If mailed, you should address it to the Company’s Corporate Assistant Secretary at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice.  The Company will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records.  You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

SCHOOL SPECIALTY, INC.

OPTIONEE ACKNOWLEDGMENT

By signing where indicated on Schedule I, I accept this Option, subject to all of its terms and provisions.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under this Agreement.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE OPTION OR THE SECURITIES THAT MAY BE PURCHASED UPON EXERCISE OF THE OPTION WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO SCHOOL SPECIALTY, INC. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO SCHOOL SPECIALTY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

SCHOOL SPECIALTY, INC.
STOCK OPTION AGREEMENT

Schedule I

Optionee Information:

Name:

Michael P. Lavelle

Option Information:

Option Shares:  75,000

Exercise Price per Share:  $________

Date of Grant:  January 12, 2012

Term Expiration Date:  January 12, 2022

Type of Option:  NQSO

Option Exercisability Provisions

This Option will become exercisable as to one-third of the Option Shares on the date on which you have purchased a number of shares of Common Stock with an aggregate purchase price of at least $400,000.00 (the “Purchase Date”), and will become exercisable as to another one-third of the Option Shares on each of the first and second anniversaries of the Purchase Date, assuming you have been continuously employed by the Company since the Date of Grant on such anniversary.  Provided that the Purchase Date occurred before your death or Disability, the unexpired portion of your Option will become exercisable upon termination of your employment due to your death or Disability with respect to a number of Option Shares equal to the number of Option Shares that would have become exercisable on the next anniversary of the Purchase Date following the termination of your employment, multiplied by a fraction, the numerator of which is the number of days following the most recent date on which a portion of the Option became exercisable up to and including the date of termination of your employment and the denominator of which is 365.  In addition, any unexpired portions of the Option will become fully exercisable upon the occurrence of a Change in Control, provided however that if the consideration to be received by the shareholders of the Company pursuant to the Change in Control consists in part or in whole of publicly traded equity securities and the Option will be converted into the right to purchase such publicly traded equity securities, then the unexpired portions of the Option will become fully exercisable upon the first to occur of (a) the date on which such Option would otherwise become exercisable, (b) the date on which your employment terminates due to death, Disability or termination of employment by the successor to the Company without Cause or (c) upon a subsequent Change in Control of the successor to the Company.

For purposes of this Option, the terms “Disability” and “Cause” have the same meanings ascribed to such terms in the Employment Agreement between the Company and you dated as of January 12, 2012 (the “Employment Agreement”). For purposes of this Option, the term “Change in Control” has the meaning set forth in the Company’s 2008 Equity Incentive Plan.

Option Expiration Rules

Any unexercisable portions of the Option will expire immediately when you cease to be employed by the Company. Exercisable portions of the Option will remain exercisable until the earliest of the following to occur, and then immediately expire:

•

the 90th day after termination of your employment pursuant to Section 3.1(c), 3.1(d) or 3.1(e) of the Employment Agreement

•

termination of your employment pursuant to Section 3.1(b) of the Employment Agreement

•

the earlier of (i) the first anniversary of your termination of employment due to a Disability and (ii) 30 days after you cease to have a Disability that resulted in the termination of your employment

•

the second anniversary of the termination of your employment due to your death

•

a violation by you of Articles IV, V, VI, VII, VIII, IX or X of the Employment Agreement

•

the Term Expiration Date

Employee By: Michael P. Lavelle Date: January 12, 2012	SCHOOL SPECIALTY, INC. By: Title: Chief Financial Officer Date: January 12, 2012

Exhibit C

SCHOOL SPECIALTY, INC.
2008 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

School Specialty, Inc. (the “Company”) has granted you one or more shares of Common Stock (the “Stock Grant”) under its 2008 Equity Incentive Plan (the “Plan”) on January 12, 2012.  This Stock Grant entitles you to the number of shares of Common Stock (the “Shares”) set forth in Schedule I to this Restricted Stock Agreement (this “Agreement”), subject to the terms and conditions set forth in this Agreement.

Schedule I to this Agreement provides the details for your Stock Grant.  It specifies the number of Shares you have been granted and the vesting schedule applicable to such Stock Grant.

The Stock Grant is subject in all respects to the applicable provisions of the Plan.  This Agreement does not cover all of the rules that apply to the Stock Grant under the Plan, and the Plan defines any terms in this Agreement that the Agreement does not define.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to the Stock Grant:

Vesting

The Shares you have been granted under this Stock Grant shall vest pursuant to the vesting schedule in Schedule I to this Agreement.  The period during which the Shares are unvested is referred to herein as the “Restricted Period.”

Shareholder Status

Prior to the vesting of the Shares, you shall have the right to vote the Shares, the right to receive and retain all regular cash dividends paid or distributed in respect of the Shares, and except as expressly provided otherwise herein, all other rights as a holder of outstanding shares of Common Stock.  Notwithstanding the foregoing, you shall not have the right to vote or to receive dividends with respect to the Shares with respect to record dates occurring after any of the Shares revert to the Company pursuant to this Agreement.  Until the Shares vest pursuant to Schedule I to this Agreement, the Company shall retain custody of the Shares.  As soon as practicable after the lapse of the restrictions, the Company shall issue or release or cause to be issued or released the Shares, less any Shares used to satisfy the obligation to withhold income and/or employment taxes in connection with the vesting of any Shares.

Taxes

The Company may require payment of or withhold any income or employment tax which it believes is payable as a result of the grant or vesting of the Shares or any payments thereon or in connection therewith, and the Company may defer making delivery with respect to the Shares until arrangements satisfactory to the Company have been made with regard to any such withholding obligation. The Company may withhold Shares to satisfy such withholding obligations.

Transfer Restrictions

During the Restricted Period, the Shares may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) by you, or be subject to execution, attachment or similar process.  Any transfer in violation of this Agreement shall be void and of no further effect.

No Right to Employment	The granting of this Stock Grant shall not be construed as granting you any right with respect to continued employment by the Company.

Governing Law

The laws of the State of Wisconsin will govern all matters relating to this Agreement, without regard to the principles of conflict of laws, except to the extent superseded by the laws of the United States of America.

Notices

Any notice you give to the Company must follow the procedures then in effect.  If no other procedures apply, you must deliver your notice in writing by hand or by mail to the office of the Corporate Assistant Secretary.  If mailed, you should address it to the Company’s Corporate Assistant Secretary at the Company’s then corporate headquarters, unless the Company directs Participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice.  The Company will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records.  You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to Participants.

Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

Election under Section 83(b) of the Code

You may make an election under Code Section 83(b) in connection with receiving this Stock Grant.  This election must be made within thirty days of the Grant Date of the Stock Grant set forth in Schedule I.  By making such an election, you will be taxed for federal and state income and employment tax purposes on the Shares at their Fair Market Value on the Grant Date, ignoring the fact that the Shares may not vest.  You are responsible for paying these taxes with your own funds.  If you forfeit all or any portion of your Stock Grant, you will not be entitled to recover the amounts previously included in income from the filing of the election under Section 83(b) of the Code.  Please consult with your tax advisor about the advisability and mechanics of making an election under Section 83(b) of the Code.

Adjustments

Any adjustments made pursuant to Section 15 of the Plan shall be made in such a manner as to ensure that, after such adjustment, the Stock Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A and the Committee shall not have the authority to make any adjustments pursuant to Section 15 of the Plan to the extent that the existence of such authority would cause the Stock Grant to be subject to Code Section 409A.

SCHOOL SPECIALTY, INC.

PARTICIPANT ACKNOWLEDGMENT

I acknowledge that I have received a copy of the Plan.  I represent that I have read and am familiar with the Plan’s terms.  By signing where indicated on Schedule I, I accept this Stock Grant subject to all of the terms and provisions of this Agreement and the Plan, as the Plan may be amended in accordance with its terms.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to this Stock Grant.

_________________________________

Date:  January 12, 2012

Michael P. Lavelle

Schedule I

to

SCHOOL SPECIALTY, INC.

2008 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

NOTICE OF STOCK GRANT

Name and Address of Employee

Michael P. Lavelle

8402 Lake Burden Circle

Windermere, Florida  34786

Grant Date

January 12, 2012

Shares Covered by Stock Grant

Grant # 1154

75,000 Shares

Vesting Schedule

This Stock Grant will vest as to one-third of the Shares on the date on which you have purchased a number of shares of Common Stock with an aggregate purchase price of at least $400,000.00 (the “Purchase Date”), and will vest as to another one-third of the Shares on each of the first and second anniversaries of the Purchase Date, assuming you have been continuously employed by the Company since the Grant Date on such anniversary.  Provided that the Purchase Date occurred before your death or Disability, the unvested Shares will vest upon termination of your employment due to your death or Disability with respect to a number of Shares equal to the number of Shares that would have vested on the next anniversary of the Purchase Date following the termination of your employment, multiplied by a fraction, the numerator of which is the number of days following the most recent date on which a portion of the Stock Grant vested up to and including the date of termination of your employment and the denominator of which is 365.  In addition, any unvested Shares will become fully vested upon the occurrence of a Change in Control, provided however that if the consideration to be received by the shareholders of the Company pursuant to the Change in Control consists in part or in whole of publicly traded equity securities and the Shares will be converted into such publicly traded equity securities, then the unvested Shares will become fully vested upon the first to occur of (a) the date on which such Shares would otherwise vest, (b) the date on which your employment terminates due to death, Disability or termination of employment by the successor to the Company without Cause or (c) upon a subsequent change in control of the successor to the Company.  If your employment is terminated for any reason not specified above, the vesting of the Shares shall, on the date of such termination, cease and any unvested Shares shall be forfeited by you and revert to the Company.

For purposes of this Stock Grant, the terms “Disability” and “Cause” have the same meanings ascribed to such terms in the Employment Agreement between the Company and you dated as of January 12, 2012 (the “Employment Agreement”).

By your signature, you acknowledge and agree that this Stock Grant is governed by the terms and conditions of the Restricted Stock Agreement and the School Specialty, Inc. 2008 Equity Incentive Plan.

_________________________________

Date:  January 12, 2012

Michael P. Lavelle